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[GRACE Logo]
                                                       Eben W. Pyne

                                                       W. R. Grace & Co.
                                                       One Town Center Road
                                                       Boca Raton, FL 33486-1010

                              Exhibit 10.28

                                                       March 7, 1995




Mr. J. P. Bolduc
3000 South Ocean Boulevard
Boca Raton, FL 33432

Dear JP,

          This will confirm the arrangements relating to your retirement as President and Chief Executive Officer of W. R. Grace & Co. ("Company"), which have previously been approved by you and by the Board of Directors of the Company on the recommendation of its Compensation, Employee Benefits and Stock Incentive Committee, as well as the three-person special Committee of the Board appointed to negotiate these arrangements with you. These arrangements follow:


          1. You have resigned your positions as President and Chief Executive Officer of the Company effective March 3, 1995. You will remain an employee and be paid through and be retired on March 31, 1995.


          2. You agree that your Employment Agreement with the Company, as amended, will terminate and be of no further force and effect effective March 3, 1995. In consideration of the termination of your Employment Agreement, the Company agrees to pay you $5,062,208, less applicable tax withholding, promptly following the execution of this letter (see Exhibit I). This payment is in lieu of monthly severance payments for the balance of the term of your Employment Agreement and renders inoperable the provision dealing with reducing monthly severance payments by outside "Earned Income".


          3. In addition, effective immediately following your retirement on March 31, 1995:

     - You are entitled to receive a gross pension benefit, before adjustments and tax withholding, of $1,081,000 per year. (This pension benefit is calculated in accordance with the terms of your

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                                       -2-

          Employment Agreement. It will not be reduced because of age (62 vs. 55 years).


     - It will include full pension benefits to be paid to you as though you were 62 years of age and, based on your plan to elect a 100% joint and survivor benefit, it will be adjusted for such election. Therefore, after adjusting for joint and survivor, your annual pension benefit will be $848,584.92, less applicable tax withholding.

          Full post-retirement medical -- family medical plan -- will be provided to you and your spouse for life, as it may be continued or amended from time to time, with your cost share monthly payment equal to the amount paid by other retirees, currently at $276.36 and such amount as it may be adjusted from time to time for similarly situated retirees.


          4. You will continue to receive your current split dollar life insurance coverage (Confederation Life Policy Nos. 5-181-624 and 5-181-625 or their successors) with a total face value of $4.5 million. Annual premiums will continue to be shared by you and the Company as scheduled according to your age. These terms, as well as all other terms and conditions of the policies, will continue in full force and effect under the same terms and conditions as similar policies are maintained for other executives of the Company. At age 68, when these policies are transferred to you, they are expected to have an estimated total face value of $5,420,000 and estimated aggregate cash surrender values of $2,068,000, although it is understood these figures will depend on the performance of the policies (and the insurance carrier's dividends) and are not guaranteed by the Company.


          5. In total, you currently own 268,348 common shares. Notwithstanding any restrictions in effect as to any such shares of Company Common Stock awarded to you under a restricted stock award program or any other form of restriction, these 268,348 shares will be purchased promptly, following the execution of this letter, by the Company at $45 per share for total proceeds due you of $12,075,660, less applicable tax withholdings with respect to 5,725 shares which were previously not vested (see Exhibit II).


     6. Your participation in the Company's Long-Term Incentive Program for the 1993-94-95 and the 1994-95-96 periods will be paid to you, less applicable tax withholding, on the execution of this letter (see Exhibit III) as follows:


     1993-1995 Performance Period       $  812,500
     1994-1996 Performance Period          437,500
                                        ----------
                    TOTAL               $1,250,000

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          7.   You previously have been granted 655,000 stock options under a stock incentive plan of the Company. Of these 655,000, 290,000 are not fully exercisable. In consideration of your retirement from the Company, options on those 290,000 shares will be immediately fully vested. Therefore, options on all 655,000 shares are immediately exercisable and may be exercised at any time during the 36-month grace period following your retirement through March 31, 1998.


          8. Your total Deferred Compensation balance of $1,529,604, as of February 28, 1995, consists of the following balances:

     - $290,295 plus interest to date of payment, less applicable taxes, payable in lump sum on April 30, 1995,

     - $1,180,502 payable in quarterly installments over 10 years beginning 6/30/95, and

     - $58,807 payable quarterly over ten years beginning at the end of the quarter following the date on which you notify the Company of your permanent retirement from any employer.

     You agreed that in consideration of your retirement from the Company, these balances would be consolidated into one single balance which will be payable in quarterly installments over ten years beginning June 30, 1995, in accordance with all terms and conditions of the Company's Deferred Compensation Program.

          9. Your Savings and Investment balance of $582,343 does not include the February 1995 second pay period savings/contributions or Fixed Income Fund earnings for February. These amounts will be posted and adjusted accordingly. You may elect to receive these monies at any time in either of the following ways:

          Lump Sum
          Installments
          Deferred payment until you attain the age of 70-1/2

     You will be paid a Savings and Investment Plan Replacement payment of $40,110 for 1995, less applicable tax withholding (see Exhibit IV).


          10. Your outstanding interest-free loan in the amount of $400,000 will be repaid by you by offsetting this $400,000 from any amount due you from the Company on execution of this letter.

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          11.  You will also receive, in consideration of your retirement:

     -    Your 1995 Mercedes Benz 500S -- serial number WDBGA51E8SA230142

     -    Your desk, credenza and three chairs

     - Reasonable legal fees associated with your negotiated retirement -- estimated at about $25,000

          If this letter correctly sets forth our understanding, please sign the accompanying copy and return it to Robert B. Lamm, Secretary of the Company, One Town Center Road, Boca Raton, FL 33486-1010.

                                        Very truly yours,


                                        /S/ EBEN W. PYNE
                                        Eben W. Pyne, Chairman
                                          Compensation, Employee
                                          Benefits and Stock
                                          Incentive Committee

Accepted and Agreed to:


/S/ J. P. BOLDUC
-----------------------------------
    J. P. Bolduc
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                                   J.P. BOLDUC


Exhibit I


     Employment Agreement Resolution                             $5,062,208.00

                    Less: FIT @ 28%                               1,417,418.24
                          HI @ 1.45%                                 73,402.02

                    Net                                          $3,571,387.74

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                                   J.P. BOLDUC


Exhibit II


     Company Stock Repurchase                                $12,075,660.00
     (reportable income IRS Form 1099 B)


     Repayment of Housing Loan                                  (400,000.00)

     SEC "Short Swing" profit regulation compliance
     return of profit of $6.125 per share for 800 shares          (4,900.00)

     Taxes due on transfer of automobile                         (23,715.01)
     ($80,526.36 W-2 income - market value)

          FIT @ 28%          22,547.38
          HI @ 1.45%          1,167.63

     Tax on vesting fourth installment 1992                      (74,184.55)
     restricted share award
     $251,900.00 W-2 income 5725 shares @ $45.00
     per share less $5,275.00

          FIT @ 28%          70,532.00
          HI @ 1.45%          3,652.55


          Net                                                $11,572,860.44

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                                   J.P. BOLDUC


Exhibit III


     a)  1993 - 1995 LTIP                                       $812,500.00

                    Less: FIT @ 28%                              227,500.00
                          HI @ 1.45%                              11,781.25

                    Net                                         $573,218.75



     b)  1994 - 1996 LTIP                                       $437,500.00

                    Less: FIT @ 28%                              122,500.00
                          HI @ 1.45%                               6,343.75

                    Net                                         $308,656.25

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                                   J.P. BOLDUC


Exhibit IV


     Savings & Investment Plan
       Replacement Payment 1995                                  $40,110.00

                    Less: FIT @ 28%                               11,230.80
                          HI @ 1.45%                                 581.60

                    Net                                          $28,297.60

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                                    AGREEMENT

     Agreement made this 2nd day of March, 1995 between W. R. Grace & Company (the "Company") and J. P. Bolduc ("Mr. Bolduc"):

     A. The parties agree to make no disclosure to any third person with respect to Mr. Bolduc's resignation except as may be required by law or pursuant to an order from a Court or Administrative Agency of competent Jurisdiction or in response to relevant questions posed in testimony or in response to relevant discovery requests in any proceedings commenced by a third party to the extent necessary for defense, and except as follows:

     1. The parties may make any statement concerning the business and financial operations of the Company during Mr. Bolduc's tenure as an officer of the Company and concerning his management of the Company;

     2. If any inquiry is made relating to Mr. Bolduc, other than concerning the operations and financial results of the Company, and his management of the Company, and if the Company determines that a public statement is required to be made or if Mr. Bolduc determines that the Company should make such a statement and communicates that determination to the Company, then the Company will state only that no complaint of misconduct has ever been filed against Mr. Bolduc.

     The parties also agree that any violation of Paragraph A of this Agreement by any officer, director and/or employee of the Company shall be grounds for dismissal from his/her position as officer, director and/or employee.

     B. The parties shall enter into an Agreement providing to Mr. Bolduc the monetary compensation, severance and other benefits

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set forth in the letter and schedule attached hereto.

     C. The Company shall pay all reasonable legal fees incurred by Mr. Bolduc in connection with his resignation and negotiation of this Agreement.

     D. Mr. Bolduc agrees that, until he reaches the age of 62, he will not engage in any business which is in substantial competition with the Company in any of the Company's current six core businesses.

     E. In consideration of the mutual undertakings of the parties and for other good and valuable consideration, receipt of which is hereby acknowledged, Mr. Bolduc agrees to release the Company, its subsidiaries and affiliates, and their respective directors, officers, employees, agents and representatives in their corporate capacity, as well as any individual who consulted with or provided information to the Board of Directors and any committee thereof in connection with Mr. Bolduc's resignation as an employee of the Company, and the Company agrees to release Mr. Bolduc, from any and all claims, causes of action or demands against each other, including without limitation any such matters arising out of, or related to, Mr. Bolduc's employment by the Company and his resignation from such employment with the exception of any claims by Mr. Bolduc or the Company with respect to his or its rights under this Agreement. Notwithstanding the foregoing, the Company agrees that Mr. Bolduc shall continue to be indemnified by the Company to the full extent permitted under the Company's By-Laws

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and Charter as now in effect for all actions taken by Mr. Bolduc on behalf of the Company during his period of employment.

                                   W. R. GRACE & COMPANY

                                   By:  /s/ T. A. Holmes
                                        --------------------

                                   /s/ J. P. Bolduc
                                   -------------------------
                                   J. P. Bolduc